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                                                                    EXHIBIT 99.1

                      PRESS RELEASE DATED DECEMBER 23, 2002

        GLATFELTER ANNOUNCES IMPLEMENTATION OF COST REDUCTION INITIATIVES

York, Pa. (December 23, 2002) - Glatfelter has announced plans to implement cost reduction initiatives in its operations. Key action items of this operational plan include streamlining costs, realigning the organizational structure, and focusing on the cash flow of the operations. In conjunction with these cost reduction initiatives, there will be a 3% reduction in its workforce, including positions that were or will be eliminated by not filling vacant positions.

"Continued weakness in the US economy, depressed pricing for our products and poor market conditions demand that we reassess our cost structure," said George
H. Glatfelter II, Chairman and Chief Executive Officer. "We have adjusted spending levels across the board, but unfortunately, we cannot ignore the necessity of a reduction in force."

The Company has targeted a workforce reduction of 76 positions. In January 2003, 40 employees at its U.S. operations will be directly impacted. The remaining 36 positions are expected to be absorbed by attrition and not filling already vacant positions.

Costs associated with this workforce reduction are expected to be approximately $4.0 million, which will be recorded in the fourth quarter of 2002. These actions are expected to reduce 2003 operating costs by approximately $2.7 million and ongoing operating costs by approximately $3.6 million on an annualized basis.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines.

Any statements set forth in this press release with regard to the Company's expectations as to industry conditions, demand for or pricing of its products, the extent of its costs and cost reduction initiatives, its projected financial results or cash flow, and other aspects of its business may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company makes such statements
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based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.